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                                  Exhibit 23.01
                                 THE 3DO COMPANY
                         CONSENT OF INDEPENDENT AUDITORS


       The Board of Directors
       The 3DO Company:


       We consent to incorporation by reference in the registration statements (Nos. 33-71620, 33-80872, 33-84250, and 33-84248) on Form S-8 of The 3DO
       Company of our report dated May 9, 1996, except as to Note S which is as of May 30, 1996 relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1996 and 1995, and their related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the March 31, 1996, annual report on Form 10-K of The 3DO Company.

       San Jose, California
       June 27, 1996